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                                 EXHIBIT 10(b)

            SALARY CONTINUATION AGREEMENT BETWEEN LINCOLN STATE BANK
                               AND JAMES BOMBERG














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                                                                   EXHIBIT 10(b)


                EXECUTIVE EMPLOYEE SALARY CONTINUATION AGREEMENT

                                       FOR

                                 JAMES BOMBERG


          THIS AGREEMENT is made this First day of May, 1992, between Lincoln State Bank, a Wisconsin corporation (the "Company") and James Bomberg (the "Participant").

          WHEREAS, the Participant is an executive employee of the Company and as such has materially contributed to the Company's position, and

          WHEREAS, the Company wishes to establish this Agreement for purposes of promoting in the Participant the strongest interest in the successful operation of the Company and increased efficiency in his work and to provide the Participant benefits upon retirement, death, disability or other termination of employment, in consideration of services to be performed after the date of this Agreement but prior to his retirement.

          NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

          1.  Definitions.

               A. Administrative Committee - "Administrative Committee" shall mean the committee appointed pursuant to Section 4 of this Agreement.

               B. Age - "Age" shall mean the age of the person as of his last birthday.

               C. Change in Control - "Change in Control," shall mean the first to occur of any of the following events: (a) any person

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or entity becomes, subsequent to the date of this Agreement, the beneficiary owner, directly or indirectly of 51% or more of the then issued and outstanding voting stock of the Company (and, for the purposes hereof, a person will be considered to be a beneficial owner of such stock if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power, which includes the power to vote or to direct the voting of such stock, or investment power, which includes the power to dispose or direct the disposition of such stock), (b) the Company merges or consolidates with or reorganizes with or into any other corporation or corporations other than its affiliates or engages in any other similar business combination or reorganization, or (c) the Company sells, assigns or transfers all or substantially all of its business and assets, in one or a series of related transactions, except any such sales to affiliates.

               D. Disability - "Disability" shall mean, if the Participant is insured under a life insurance policy the premiums for which are paid by the Company, and which policy contains a "waiver of premium" benefit, the definition of total disability contained in the insurance policy. If the Participant is not insured under such a life insurance policy, the Company shall, in its complete and sole discretion, determine whether the Participant is disabled for the purposes of this Agreement.

               E. Discharge for Cause - "Discharge for Cause" shall mean the termination of the Participant's employment with the

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Company because of (a) the Participant's willful and continued failure to substantially perform his duties (other that any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him by the Company which specifically identifies the manner in which the Company believes he has not substantially performed his duties; (b) any willful act of misconduct by the Participant which is materially injurious to the Company, monetarily or otherwise; (c) a criminal conviction of the Participant for any act involving the business and affairs of the Company;
(d) a criminal conviction of the Participant for commission of a felony; or (e) the removal of the Participant by a regulatory agency. For purposes of this definition, no act or failure to act on the Participant's part will be considered "willful" unless done or omitted by him not in good faith and without reasonable belief that his act or omission was in the best interest of the Company.

               F. Early Retirement Date - "Early Retirement Date" shall mean the first day of the month following the month in which a Participant reaches age 60.

               G. Normal Retirement Date - "Normal Retirement Date" shall mean the first day of the month following the month in which a Participant reaches age 65.

               N. Termination of Employment - "Termination of Employment" shall mean the Participant's ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, including by reason of death or disability.

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          2.  Eligibility.

          The Participant is eligible for the benefits provided herein in accordance with the terms of this Agreement upon the execution hereof.

          A Participant shall cease to be a Participant at Termination of Employment. However, the employment of a Participant shall not be deemed to be terminated by reason of an approved leave a absence granted in accordance with uniform rules applied in a non-discriminatory manner.

          3. Payment of Benefits.

               3.1  Benefits Upon Normal Retirement.

               Upon a Participant's Termination of Employment on the Normal Retirement Date, the Company shall pay to the Participant, as compensation for services rendered prior to such date, the sum of $60,700.00 per year, payable in monthly installments of $5,058.33 each, commencing on the first day of the month coincident with or next following the date of Termination of Employment and continuing on the first day of each month thereafter for a period of fifteen years, but in any event until a minimum of 180 total monthly payments are made to the Participant or the Participant's beneficiary per Section 3.6(b).

               3.2 Benefits Upon Early Retirement.

               Upon a Participant's Termination of Employment on or after reaching the Early Retirement Date but prior to the Normal Retirement Date, the Company shall pay to the Participant, as compensation for services rendered prior to such date, monthly

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payments equal to the benefit described in Schedule A, attached. Such payments shall commence on the first day of the month coincident with or next following the date of Termination of Employment and shall continue on the first day of each month thereafter for a period of fifteen years but in any event until a minimum of 180 payments are made to the Participant or to the Participant's beneficiary per Section 3.6(b).

               The Participant may elect, on or before December 31 of the year prior to Termination of Employment, to defer commencement of payment of the early retirement benefit to a date not later than the Normal Retirement Date. Such election shall be in writing and submitted to the Company. If a Participant elects to defer payment of the benefit until his Normal Retirement Date, the Company shall pay to the Participant the normal retirement benefit described in
Section 3.1 above. If a Participant elects to defer payment of the benefit to a date prior to the Normal Retirement Date, the Company shall pay to the Participant a benefit calculated in accordance with the first sentence of this
Section 3.2, but using the date selected by the Participant for the commencement of his benefit as his "Termination of Employment" date instead of his actual termination date.

               3.3  Benefits Upon Late Retirement.

               Upon a Participant's Termination of Employment after the Normal Retirement Date, the Company shall pay to the Participant as compensation for services rendered prior to such date, the normal retirement benefit described in
Section 3.1 above, increased by .05

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per year or .00416 for each month that the Participant's Termination of
Employment is deferred beyond the Normal Retirement Date, in equal monthly installments commencing on the first day of the month coincident with or next following the date of Termination of Employment and continuing on the first day of each month thereafter for the periods specified in Section 3.1.

               3.4  Benefits Upon Disability.

               Upon a Participant's Termination of Employment prior to the Normal Retirement Date due to Disability, no separate provision is made for a disability benefit under this Agreement. However, any such Participant shall be considered, notwithstanding such Termination of Employment, to continue to be a Participant's death while disabled and for so long as the disability continues prior to reaching the Early Retirement Date, such Participant's beneficiary shall receive the survivor's benefits described in Section 3.6(a). In the event the Participant lives to the Early Retirement Date, the Participant shall be entitled to receive the early retirement benefit described in Section 3.2.

               3.5  Other Terminations of Employment.

               a) Voluntary Termination of Employment Prior to the Early Retirement Date or Discharge for Cause at any Time. Upon a Participant's voluntary Termination of Employment prior to reaching the Early Retirement Date, for reasons other than death or Disability, or upon the Participant's Discharge for Cause at any time, the Company shall not be obligated to pay any benefit to the Participant pursuant to this Agreement, and the Participant shall




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have no further right to receive any benefit hereunder.

               b) Involuntary Termination of Employment Prior to the Early Retirement Date Other Than Because of Death, Disability or Discharge for Cause. Upon a Participant's involuntary Termination of Employment prior to reaching the Early Retirement Date, for reasons other than death, disability, or discharge for cause, the Company shall pay to the Participant as compensation for services rendered prior to such Termination of Employment, a sum to be negotiated between the Participant and the Company at the time of termination.

               c) Termination of Employment At or After A Change in Ownership of Control. If a Participant incurs a voluntary or involuntary Termination of Employment prior to reaching the Early Retirement Date, for reasons other than death, disability, or discharge for cause, but on or after the occurrence of a Change in Control, and in connection with such change, the Participant's title, duties, responsibilities, or compensation is significantly lessened or his situs of employment is changed, without his consent, the Company shall pay to the Participant, as compensation for services rendered prior to such Termination of Employment, monthly payments equal to the benefit described in Schedule A. attached.

               3.6  Survivorship Benefits.

               a) Prior to Commencement of Normal or Early Retirement Benefits. If a Participant dies while in the service of the Company or after a Termination of Employment due to Disability and

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

while Disabled or after a Termination of Employment on or after the Early Retirement Date, but prior to commencement of any benefit payments under this Agreement, the Company shall pay to the Participant's beneficiary a survivor's benefit of 180 equal monthly installments of $5,058.33 commencing on the first day of the month after the Participant's death and continuing on the first day of each month thereafter until all such payments are completed. In the event a beneficiary dies before receiving all the survivor's benefit payments, the remaining payments shall be paid to the legal representatives of the beneficiary's estate. Payment of the survivor's benefit shall relieve the Company of the obligation to pay any other benefit which the Participant would have otherwise received, under the terms of this Agreement.

               b) After Commencement of Benefits. If a Participant dies after any benefit payments have commenced, but prior to receiving all of the scheduled minimum number of monthly payments, the Company shall pay the remaining monthly payments to the Participant's beneficiary. In the event a beneficiary dies before receiving all the remaining payments, the then-remaining payments shall be paid to the legal representatives of the beneficiary's estate.



               3.7  Recipients of Payments:  Designation of Beneficiary.

               All payments to be made by the Company shall be made to the Participant, if living. In the event of a Participant's death prior to the receipt of all benefit payments, all subsequent payments to be made under this Agreement shall be to the



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

beneficiary or beneficiaries of the Participant. The Participant shall designate a beneficiary by filing a written notice of such designation with the Company in such form as the Company may prescribe. The Participant may revoke or modify said designation at any time by a further written designation. The Participant's beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is the Participant's spouse, in the event of dissolution of marriage. If no designation shall be in effect at the time any benefits payable under this Agreement shall become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the legal representatives of the Participant's estate.

               4.   Administration and Interpretation of this Agreement.

               The Board of Directors shall appoint an Administrative
Committee consisting of three (3) or more persons to administer and interpret this Agreement. Interpretation by the Administrative Committee shall be final and binding upon a Participant. The Administrative Committee may adopt rules and regulations relating to this Agreement as it may deem necessary or advisable for the administration thereof.

               5.   Claims Procedure.

               If the Participant or the Participant's beneficiary (hereinafter referred to as a "Claimant") is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee. The Administrative Committee shall notify the Claimant within 60 days

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of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision. The notice of the Administrative Committee's decision shall be in writing, sent by mail to Claimant's last known address, and, if a denial of the claim, must contain the following information:

               a)   the specific reasons for the denial;

               b) specific reference to pertinent provisions of the Plan on which the denial is based; and

               c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

          6)  Review Procedure.

               a) A Claimant is entitled to request a review of any denial of his claim by the Administrative Committee. The request for review must be submitted in writing within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.


               b) If the request for review by a Claimant concerns the interpretation and application of the provisions of the Agreement and the Company's obligations, then the review shall be conducted



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by a separate committee consisting of three persons designated or appointed by the Administrative Committee. The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within sixty (60) days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the committee may extend the time for decision by not more than sixty
(60) days upon written notice to the Claimant. The Claimant shall receive written notice of the separate committee's review decision, together with specific reasons for the decision and reference to the pertinent provisions of this Agreement.

          7.  Life Insurance and Funding.

          The Company in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company he shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

          The rights of the Participant, or his beneficiary, or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Company. Any insurance policy or other assets acquired by or held by the Company in connection with the



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


liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary, or his estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged, and unrestricted asset of the Company.

          If this Agreement is funded through insurance on the life of the Participant, then in the event of such Participant's death during the first two
(2) years after the effective date of this Agreement, and if such Participant's death was a result of suicide or if such Participant made any material misstatement or failed to make a material disclosure of information in any documentation which the Participant is requested to complete in connection with this Agreement, then no death benefits under the terms of this Agreement will be payable, unless and to the extent that the Board of Directors of Company, in their absolute discretion, may otherwise determine.

          8.  Assignment of Benefits.

          Neither the Participant nor any other beneficiary under the Plan shall have any right to assign the right to receive any benefits hereunder, and in the event of any attempted assignment or transfer, the Company shall have no further liability hereunder.

          9.  Employment Not Guaranteed by Agreement.

          Neither this Agreement nor any action taken hereunder shall be construed as giving a Participant the right to be retained as an Executive Employee or as an employee of the Company for any period.

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

          10.  Taxes.

          The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

          11.  Amendment and Termination.

          The Board of Directors may, at any time, amend or terminate this Agreement, provided that the Board may not reduce or modify any benefit in pay status to a Participant or beneficiary hereunder or any benefit that would become payable hereunder if the Participant were to have died or were to have been involuntarily terminated under Section 3.5(b) hereof on the day prior to such action by the Board, without the prior written consent of the Participant.

          The Company is entering into this Agreement upon the assumption that certain existing tax laws will continue in effect in substantially their current form. In the event of any changes in Federal law relating to and allowing the tax-free accumulation of earnings within a life insurance policy, the income tax-free payment of proceeds from life insurance policies or any other law which would result in a material adverse impact upon the Company's ability to perform its obligations under this Agreement, the Company shall have an option to terminate or modify this Agreement subject to the protection afforded Participant's in the preceding paragraph above.




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          12.  Construction.

          This Agreement shall be construed according to the laws of the state of Wisconsin.

          13.  Form of Communication.

          Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Company shall be made in writing and in such form as the Company shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Company's office at 2266 South 13th Street Milwaukee, Wisconsin 53215.

          14.  Captions.

          The captions at the head of a section or a paragraph of this Agreement are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Agreement.

          15.  Severability.

          The invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

          16.  Binding Effect.

          This Agreement shall be binding upon and shall inure to the benefit of the Company and the Participant, and each of their successors, heirs, personal representatives and permitted assigns. No sale of substantially all of the Company's assets shall be made without the buyer expressly assuming the obligation of this Agreement. The Company further agrees that it will not be a party



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to any merger, consolidation or reorganization unless and until its obligations hereunder are expressly assumed by the successor or successors.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first set forth above.

                                 By: /s/ Michael J. Murry
                                    --------------------------------------------
                                     Vice Chairman of the Board

                                 Attest: /s/ Edmund P. Glembocki
                                        ----------------------------------------
                                        Secretary

                                   /s/ James Bomberg
                                 -----------------------------------------------
                                               Participant








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

                                   SCHEDULE A

                                 JAMES BOMBERG



                                                     Annual
                                   Salary Cont.      Benefit
End of Plan Year         Age        Liability      For 15 Years
----------------         ---        ---------      ------------
      1                  48         $  9,849        $ 1,270
      2                  49         $ 20,729        $ 2,675
      3                  50         $ 32,748        $ 4,225
      4                  51         $ 46,026        $ 5,935
      5                  52         $ 6O,694        $ 7,825
      6                  53         $ 76,899        $ 9,915
      7                  54         $ 94,800        $12,225
      8                  55         $114,575        $14,775
      9                  56         $136,422        $17,590
     10                  57         $160,556        $20,700
     11                  58         $187,217        $24,140
     12                  59         $216,670        $27,940
     13                  60         $249,206        $32,135
     14                  61         $285,150        $36,770
     15                  62         $324,858        $41,890
     16                  63         $368,724        $47,550
     17                  64         $417,183        $53,795
     18                  65         $470,716        $60,700




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                         BENEFICIARY DESIGNATION NOTICE

To the Plan Administrator of Lincoln State Bank Executive Salary Continuation
Agreement:

Pursuant to the Provisions of my Executive Salary Continuation Agreement with Lincoln State Bank permitting the designation of a beneficiary or beneficiaries by a participant, I hereby designate the following persons and entities as primary and secondary beneficiaries of any benefit under said Agreement payable by reason of my death:

Primary Beneficiary:

Name                               Address                        Relationship
Carol A. Bomberg                  5350 Robinwood Court,              Spouse
                                  Hales Corners, Wisconsin

Secondary (Contingent) Beneficiary:

Name                               Address                  Relationship
Estate


THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION IS HEREBY RESERVED. ALL PRIOR DESIGNATIONS, IF ANY, OF BENEFICIARIES AND SECONDARY BENEFICIARIES ARE HEREBY REVOKED.

The Plan Administrator shall pay all sums payable under this Agreement by reason of my death to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary survive shall me, then to the Secondary Beneficiary, and if no named beneficiary survives me, then the Plan Administrator shall pay all amounts in accordance with the terms of the Executive Salary Continuation Agreement. In the event that a named beneficiary survives me and dies prior to receiving the entire benefit payable under said Agreement, then and in that event, the remaining unpaid benefit, payable according to the terms of the Agreement, shall be payable to the personal representatives of the estate of said deceased beneficiary, who survive me, but die prior to receiving the total benefit.

        1/5/93                                 /s/ James Bomberg
----------------------------------             ---------------------------------
Date of Designation                            Signature of Executive


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